EXHIBIT 99.1

[SMITH & WOLLENSKY LOGO]                  Investor Contact:  Lauren Felice
                                                         RFBinder Partners
                                                       Phone: 212-994-7541
                                         Email: lauren.felice@rfbinder.com



            Smith & Wollensky Announces Second Quarter Sales Increase

New York, July 1, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced increased sales for the second quarter and the fiscal month of June 2004.

Total owned restaurant sales for the quarter ended June 28, 2004 were approximately $30.0 million, up 15.1% from the second quarter of 2003. Comparable owned restaurant sales increased 9.3%. Comparable owned sales include only units once they have been open for 15 months or longer. For the five-week June fiscal month, total owned restaurant sales rose 7.8%, with comparable units up 3.2%.

Chairman and CEO Alan Stillman said, "As we noted previously, our reported sales comparisons for both May and June were affected by the later timing in 2004 of the Memorial Day weekend, which is a relatively slow period for our business. This shift enhanced comparable owned restaurant sales for May, which increased 14.8%, while lowering comparisons for June. For the two months combined, comparable owned restaurant sales rose 8.6%."

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 17 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston and Boston (opening Fall '04). The Company also operates other restaurants in New York, including Cite, Maloney & Porcelli, Manhattan Ocean Club, ONEc.p.s., Park Avenue Cafe and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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